Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated this 1st day of June, 2006 to be effective as of September 1, 2005 (the “Effective Date”) by and between DENNIS MCWILLIAMS (the “Employee”) and APOLLO ENDOSURGERY, INC., a Delaware corporation (the “Company”). This Agreement shall replace any and all Agreements made between the Company and Employee.

1.                                      Duties and Scope of Employment.

(a)                                 Position. Employee shall serve as President and Chief Executive Officer of the Company. Until such time as Employee is no longer serving as the President and Chief Executive Officer of the Company, at each annual meeting of stockholders (or at any special meeting of stockholders at which directors are to be elected), the Company shall nominate Employee to serve on the Board of Directors of the Company (the “Board”) and shall use its best efforts to ensure that Employee is elected a director of the Company. Subject to the general policy directions of the Board and the Company’s charter and bylaws, as Chief Executive Officer, Employee shall have complete supervision and control over, and sole responsibility for, the business operations of the Company. Employee shall have such other duties and authority as are customarily performed by a President and Chief Executive Officer of a company similar in size and business as the Company, and also such other powers as may be, from time to time, prescribed by the Board, provided that throughout the Term (as defined hereinafter), the nature of Employee’s powers and duties so prescribed shall not be inconsistent with Employee’s positions and duties hereunder. Employee shall report directly and exclusively to the Board.

(b)                                 Obligations to the Company. During his Employment, the Employee shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. Employee shall not embark on any business efforts outside of those described herein that would be in conflict with the faithful performance of his duties as described herein. Any substantial business obligations outside of the Employee’s obligations to the Company shall be summarized and disclosed in Exhibit A, which will be provided to the Board of Directors and updated and reviewed on an annual basis. The Employee shall comply with the Company’s policies and rules as they may be in effect from time to time during his Employment.

(c)                                  No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would represent a conflict of interest. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.                                      Cash and Incentive Compensation.

(a)                                 Salary. Except as contemplated by Section 2(b) below, the Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $225,000.00. Such salary shall be adjusted on an annual basis by the Board of Directors and payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”). Prior to the completion of a “Series A Financing” with proceeds in excess of $2 million, Employee shall be paid $10,000 per month, with the balance of his Base Compensation deferred by the Company until completion of the Series A Financing and payable within thirty (30) days of the closing of the Series A Financing.

(b)                                 Bonus. The Employee shall be eligible to participate in bonus programs established by the Board of Directors for management employees, for an amount not to exceed 25% of the Employee’s Base Compensation (such exact amount to be determined at the sole discretion of the Board of Directors).

(c)                                  Vacation and Other Benefits. Employee will be entitled to participate in all Company benefits in accordance with the terms made available to all employees. As the Company adds additional benefits options, Employee will have the right to fully participate in these plans as soon as they become effective. Employee shall be entitled to three (3) weeks of paid vacation time each calendar year, pursuant to the Company’s policies and procedures. Per the Company’s policies, Employee will be entitled to ten (10) days of sick time per calendar year, which will not carry over to the next calendar year.

(d)                                 Insurance Coverage. The Employee will be eligible to participate in Company-sponsored benefit plans, including the Company’s medical plan, in the same manner as Company and any third-party benefit provider make such opportunities available to Company’s regular full-time employees, subject to any such third-party benefit provider’s determination that Employee is eligible to participate in such plan.

(e)                                  Founders Shares. Prior to the execution of this Agreement, the Company issued and sold 500,000 shares of common stock (“Founders Shares”) to the Employee. In the event that the Employee terminates this Agreement prior to the two (2) year anniversary of the Effective Date, other than for a Constructive Termination (as defined below), then the Company shall have the right to repurchase up to fifty percent of the Employees Founder’s Shares, with such amount to be pro-rated based on the following formula: S = 0.5 x Sf x (24 - M)/24, where S equals the number of shares eligible for Company Repurchase, Si equals the total number of Founders Shares issued to Employee, and M equals the integer number of months elapsed from the Effective Date to the date of the termination. (For example, if Employee terminates his relationship with the Company nine months from the Effective Date of this agreement, the Company shall have the right to repurchase S = 0.5 * 500,000 * (24 - 9)/24 = 156,250 Founders Shares from Employee.)

(f)                                   Additional Equity Consideration. In the event that the number of Founders Shares represents less than ten percent (10%) of all of the Company’s shares on a

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“Fully Diluted Basis” (including issuance of all options, warrants, and conversion of preferred shares) after the completion of a Series A Financing, then the Company shall issue incentive stock options to purchase such number of shares of the Company’s common stock (“Stock Option”) to the Employee so that the percentage of shares held by Employee (or which may be acquired upon exercise of such Stock Option) is no less than ten (10%) of the Company’s shares on a Fully Diluted Basis. Such Stock Option shall have the following terms, as well as other terms customary with industry practice:

(i)                                     Vesting: Option Shares will vest monthly over a period of two (2) years, commencing on the date of grant, based on continuing service to the Company.

(ii)                                  Exercise Price: Shares shall have an exercise price equal to the fair market value of the Company’s common stock, as established by the Board, at the time of Stock Option grant.

(iii)                               Accelerated Vesting on Constructive Termination: an additional number of shares covered by the Stock Option shall immediately vest upon a Constructive Termination (as defined in Section 5(d) below) as if the Employee’s services had continued for an additional twelve (12) months following the terminating date.

(iv)                              All unexercised options shall immediately vest upon (1) a Change in Control event (as defined in Section 5(e) below) (2) an underwritten initial public offering at an initial offering price per share of at least $5.00 which results in aggregate proceeds to the Company of $20 million or more and which results in the Company’s Common Stock being listed on a national stock exchange or the NASDAQ Stock Market.

(v)                                 Shares subject to the Stock Option shall be subject to an advanced purchase right as defined in the Company’s stock option plan.

(vi)                              In the event of the Employee’s death before the Employee’s Employment ends, an additional number of shares covered by the Stock Option shall vest on the date of death as if the Employee had provided an additional six (6) months of service to the Company.

3.                                      Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable communication, travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

4.                                      Term of Employment.

(a)                                 Basic Rule. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause (in the case of the Company) or Constructive Termination (in the case of Employee). Any contrary representations that may have been made to the Employee shall be superseded by this  Agreement. This Agreement shall constitute the full and complete agreement between the

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Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(b)                                 Termination. The Company or the Employee may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause (in the case of the Company) or Constructive Termination (in the case of Employee), by giving the other party notice in writing. The Employee’s Employment shall terminate automatically in the event of his death.

(c)                                  Rights Upon Termination. Except as expressly provided in Section 5, upon the termination of the Employee’s Employment pursuant to this Section 4, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2 and 3 for the period preceding the effective date of the termination.

5.                                      Termination Benefits.

(a)                                 General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(b)                                 Severance Pay. If, during the term of this Agreement, the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, or if the Employee voluntarily resigns following a Constructive Termination, (collectively, a “Termination Event”), then the Company shall pay the Employee his Base Compensation for a period of twelve (12) months following the termination of his Employment. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures. In addition, the Company shall also reimburse the Employee for the payment of the Employee’s COBRA or equivalent other replacement medical and dental insurance premiums for a period of six (6) months. In addition, that number of Founders’ Shares and shares subject to the Employee’s Stock Option as provided in Section 2(e) and (1) shall immediately vest.

(c)                                  Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)                                     Any material breach of the Invention, Confidential Information and Non-Competition Agreement dated the date hereof between the Employee and the Company, as determined by the Board of Directors of the Company;

(ii)                                  Conviction of, or a plea of “guilty” or “no contest” to, a felony, or a plea of “guilty” or “no contest” to a lesser included offense in exchange for withdrawal of a felony indictment or felony charge by indictment, in each case whether arising under the laws of the United States or any state thereof; or

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(iii)                               Gross misconduct or gross negligence in the performance of duties assigned to the Employee under this Agreement, as determined by the Board of Directors.

(d)                                 Definition of “Constructive Termination.” For all purposes under this Agreement, Constructive Termination shall mean the voluntary resignation of the Employee within ninety (90) days following:

(i)                                     Replacement of the Employee as CEO of the Company

(ii)                                  A change in the Employee’s position with the Company without the Employee’s consent that materially reduces his level of authority, responsibilities and duties;

(iii)                               A substantial reduction in the Employee’s Base Compensation;

(iv)                              Receipt of notice from Company that the Employee’s principal workplace will be relocated by more than 50 miles: i) without Employee’s consent; or ii) without reasonable compensation for any resulting increase in travel expenses.

(e)                                  Definition of “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean:

(i)                                     The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; provided, however, that any financing in which the Company shall issue and sell shares of its capital stock or securities convertible into equity securities of the Company shall not constitute a change in control even if persons who were not stockholders of the Company immediately prior to such financing own immediately after such financing 50% or more of the voting power of the Company’s outstanding securities; or

(ii)                                  The sale, transfer or other disposition of all or substantially all of the Company’s assets or capital stock.

(f)                                   Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement (excluding an approved leave from work or a leave required by law) for a period of more than 30 business days in any 90 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

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6.                                      Non-Solicitation, Non-Disclosure and Non-Competition. The Employee has entered into an Invention, Confidential Information and Non-Competition Agreement with the Company, in the form attached hereto as Exhibit B, which is incorporated herein by reference.

7.                                      Insurance. During the term of this Agreement, the Company will use its best efforts to maintain liability insurance to cover actions of its directors and officers for an amount not less than $5 million and will include Employee on this policy.

8.                                      Successors.

(a)                                 Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business, capital stock and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)                                 Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                      Miscellaneous Provisions.

(a)                                 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement. This Agreement and the Invention, Confidential Information and Non-Competition Agreement contain the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in such agreements have been made or entered into by either party with respect to the subject matter hereof.

(d)                                 Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

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(e)                                  Choice of Law and Severability. This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)                                   Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s Employment or the termination thereof, shall be settled in Houston, Texas, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(g)                                  No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign this Agreement and all of its rights hereunder to any parent, subsidiary or affiliate of Company or to any third party in connection with the (i) sale or transfer of all or substantially all of the assets or capital stock of Company to such third party or (ii) merger or consolidation of Company with such third party.

(h)                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE:

/s/ Dennis McWilliams
Dennis McWilliams

COMPANY:

APOLLO ENDOSURGERY, INC.

By:	/s/ Matthew S. Crawford

Board of Directors of Apollo Endosurgery, Inc.

EXHIBIT A

List of any business obligations of Employee where professional services rendered:

1.              Board of Directors for the Texas Life Science Commercialization and Innovation Center, which includes reviewing business plans for life science and medical device funding.

2.              Board of Directors, SMG Therapeutics. Virtual company that is commercializing a drug therapy for neurodegenerative diseases.

3.              Entrepreneur in Residence, PTV Sciences.

Exhibit B

Form of Invention, Confidential Information and Non-Competition Agreement

(See attached)

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APOLLO ENDOSURGERY, INC.

Invention, Confidential Information

and Non-Competition Agreement

THIS INVENTION, CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENT (this “Agreement”) effective as of the 1st Day of September, 2006, between Apollo Endosurgery, Inc., a Delaware corporation, (the “Company”) and Dennis McWilliams (the “Employee”) to be effective as of the commencement of Employee’s employment with the Company or any of its wholly owned subsidiaries and including any of the Company’s predecessors in interest.

WHEREAS, the Employee is employed or has agreed to be employed by the Company, and as such, has been, or will be, given access by the Company to confidential and proprietary information of the Company;

WHEREAS, the Employee has been or will be given the opportunity to meet with customers of the Company, to be introduced to employees of such customers and to learn the technical and other requirements of such customers; and

WHEREAS, the Employee has received or will receive certain valuable benefits from the Company including, but not limited to his/her salary;

NOW, THEREFORE, in consideration of the foregoing, the Employee and the Company agree as follows:

1.                                      Nondisclosure of Proprietary Information. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged in the research and development of processes, manufacture of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and that the Employee has had, or during the course of his/her engagement may have, access to Proprietary Information, as hereinafter defined, of the Company or other information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and that the Employee has furnished, or during the course of his/her engagement may furnish, such information to the Company, the Employee agrees that:

(a)                                 “Proprietary Information” shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the Employee or otherwise made known to him/her as a consequence of or through his/her engagement by the Company (including information originated by the Employee) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Employee’s engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, but shall not include information which (i) is in the public domain to such an extent as to be readily available to competitors, (ii) is in the Employee’s possession prior to the execution of this Agreement from a source other than the Company, (iii) is or becomes generally known to the public other than by disclosure by the Company or by the Employee, or (iv) is received by Employee from a party other than the Company which party was under no legal obligation of confidentiality with the Company with respect to such information.

(b)                                 The Employee acknowledges that the Company has exclusive property rights to all Proprietary Information and the Employee hereby assigns all rights he/she might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of his/her duties to the Company, the Employee will not at any time during or after the term of his/her engagement, which term shall include any time in which the Employee may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

(c)                                  All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Employee at any time or made available to him/her prior to or during the term of his/her engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by him/her in trust solely for the benefit of the Company, and shall be delivered to the Company by him/her on the termination of his/her engagement or at any other time on the request of the Company.

(d)                                 The Employee will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him/her prior to his/her being engaged by the Company or during the term of his/her engagement if based on or otherwise related to Proprietary Information.

2.                                      Assignment of Inventions.

(a)                                 For purposes of this Paragraph 2, the term “Inventions” shall mean discoveries, concepts and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of the Company (“Company Activities”). Such activities are defined in Exhibit B.

(i)                                     During his/her engagement by the Company, all Inventions the Employee makes shall be the sole property of the Company and Employee agrees to perform the provisions of this Paragraph 2 with respect thereto without the payment by the Company of any royalty or any consideration therefor other than the regular compensation paid to the Employee in the capacity of an employee.

(ii)                                  At any time after termination of his/her engagement, all Inventions based on Proprietary Information which Employee makes, discovers or conceives shall be the sole property of the Company and Employee agrees to perform the provisions of this Paragraph 2 with respect thereto without the payment by the Company of any royalty or any further consideration therefor.

(b)                                 The Employee shall maintain written notebooks as appropriate to his/her position of employment or job description in which he/she shall set forth on a current basis information as to all Inventions describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Company’s behalf, whether or not in the Employee’s opinion a given project has resulted in an Invention. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of his/her engagement or, upon request of the Company, at any time prior thereto.

(c)                                  The Employee shall apply, at the Company’s request and expense, for United States and foreign letters patent or copyrights either in the Employee’s name or otherwise as the Company shall desire.

(d)                                 The Employee hereby assigns to the Company all of his/her rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e)                                  The Employee shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Employee’s inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Employee acknowledges and agrees that any copyright developed or conceived of by the Employee during the term of Employee’s engagement which is related to the business of the Company shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

(f)                                   As a matter of record the Employee has identified on Exhibit A attached hereto all inventions or improvements relevant to the subject matter of his/her engagement by the Company which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to his/her engagement by the Company, which he/she desires to remove from the operation of this Paragraph 2; and the Employee covenants that such list is complete. If there is not such list on Exhibit A, the Employee represents that he/she has made no such inventions and improvements at the time of signing this Agreement.

(g)                                  The Employee represents that his/her performance of all the terms of this Agreement and as an employee of or consultant to the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by him/her in confidence or in trust prior to his/her engagement by the Company. The Employee agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he/she has not brought and will not bring with him/her to the Company or use in the performance of his/her responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless he/she has obtained written authorization from the former employer for their possession and use, a copy of which has been provided to the Company.

(h)                                 The provisions of this Paragraph 2 shall not limit in any respect the restrictions applicable to the Employee under Paragraph 1.

3.                                      Shop Rights. The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined in Paragraph 2 but which are conceived or made by the Employee during the period he/she is engaged by the Company or with the use or assistance of the Company’s facilities, materials or personnel.

4.                                      Nonsolicitation of Customers of Company. The Employee agrees that he/she will not for one year after the termination of his/her engagement with the Company (regardless of the circumstances of such termination), directly or indirectly, solicit business of the type in which the Company is then engaged in from any person (whether an individual or a business organization) who was, within two years prior to such termination, a customer (i.e., a party who paid funds to the Company other than investors) of the Company, or to whom the Employee was introduced during the course of his/her engagement.

5.                                      Nonsolicitation of Employees. The Employee agrees that during the period of his/her employment with the Company, and for one year after the date of termination of his/her employment with the Company he will not (A) induce any employee of the Company, to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of Company, or (C) employ, or otherwise engage as an employee, independent or otherwise, any employee of the Company or any person who within the previous six months had been an employee of the Company.

6.                                      Exclusive Engagement. During the period of his/her employment by the Company, the Employee shall not, without the Company’s express written consent, engage in employment, consulting activity or business for compensation of any kind, other than for the Company. However, this shall not prevent the Employee from entering into passive investment relationships so long as they are not directly competitive with the Company and do not exceed 5% of the outstanding capital stock of such entity.

7.                                      Covenant of Non-Competition., Survival of Provisions. Employee acknowledges that (i) he/she is an executive or management employee or an officer of the Company, he/she is a member of the professional staff to an executive or management employee of the Company or he/she is a consultant to the Company, (ii) he/she is one of the principal persons involved in the development of the Company’s products and services, (iii) it is intended that such products and services will be sold nationally and internationally, (iv) a company producing products and services similar to those of the Company regardless of its geographic location is likely to jeopardize the Company’s business and (v) the ability of the Company to attain its goals is likely to be materially jeopardized and its value reduced if Employee competes with the Company or assists other persons in competing with the Company. Employee agrees that during the term of his/her engagement with the Company and for a period of one year after termination of his/her engagement with the Company (regardless of the circumstances of termination) he/she will not, directly or indirectly (through one or more intermediaries), whether individually, or as an officer, director, employee or consultant, compete in whole or in part with, or assist any corporation or business enterprise in competing in whole or in part with, the business then engaged in by the Company, nor will Employee directly or indirectly interfere with employees of the Company or suppliers, manufacturers, distributors, wholesalers or other such companies with which the Company transacts business for any purpose having a material adverse effect upon the Company’s business activities. The provisions of Paragraphs 1, 2, 3 and 4 shall remain in full force and effect after any expiration of the provisions of this Paragraph 7.

8.                                      Specific Enforcement. The Employee acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the Company, and that injunctive relief, as well as damages, would be appropriate.

9.                                      Successors and Assigns. This Agreement shall be binding upon the Employee, his/her heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

10.                               Conflicting Provisions; Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice.

11.                               Applicable Law. The substantive laws of the State of Texas, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. This Agreement is to be at least partially performed in Texas, and, as such, the Company and Employee agree that personal jurisdiction and venue shall be proper with the state or federal courts situated in Texas, to hear such disputes arising under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

“Company”

APOLLO ENDOSURGERY, INC.

By:	/s/ Matthew S. Crawford

“Employee”

Dennis McWilliams

/s/ Dennis L. McWilliams

Exhibit A

Dear Apollo Endosurgery, Inc.:

The following is a complete list of all inventions or improvements relevant to the subject matter of my engagement by Apollo Endosurgery, Inc. (the “Company”) which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below

☐	Additional sheets attached

/s/ Dennis McWilliams

Date: June 1, 2006

Exhibit B

Description of Company Activities Subject to Invention Ownership:

Company Activities include the following:

•                  Development of devices for diagnostic and surgical or endoscopic therapeutic interventions, including intraluminal, partial transluminal, and full transluminal solutions. Such activities also specifically include devices for the diagnosis and treatment of reflux, obesity, and cancers, including drug delivery systems and other combination products.

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT FOR DENNIS MCWILLIAMS

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of September 16, 2007, by and between Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), and Dennis L. McWilliams (“Employee”).

RECITALS

A.            The Company and Employee entered into that certain Employment Agreement, effective September 1, 2005 (the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B.            The Company and Employee desire to amend the Employment Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             The first paragraph of Section 2(f) of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:  “Upon the completion of a Series A Financing, the Company shall issue incentive stock options to purchase 500,000 shares of the Company’s common stock (“Stock Option”) to the Employee.  Such Stock Option shall have the following terms, as well as other terms customary with industry practice:”

2.             Except as herein modified and amended, all the terms and conditions of the Employment Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Employment Agreement, except as otherwise specifically set forth herein.  This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

3.             This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).

4.             This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  A facsimile shall be deemed an original for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

THE COMPANY:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By:	/s/ Matthew Crawford
Matthew Crawford, Director

By:	/s/ Dennis L. McWilliams
Dennis L. McWilliams, Director and Chief Executive Officer

EMPLOYEE:

/s/ Dennis L. McWilliams
Dennis L. McWilliams, individually

[Signature Page to First Amendment to

Employment Agreement for Dennis L. McWilliams]

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT FOR DENNIS MCWILLIAMS

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into as of July 1, 2014, by and between Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), and Dennis L. McWilliams (“Employee”).

RECITALS

A.                                    The Company and Employee entered into that certain Employment Agreement, effective September 1, 2005 and a First Amendment to the Employment Agreement effective September 16, 2007 (collectively, the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B.                                    The Company granted certain stock options to Employee, which stock options are set forth on Schedule A to this Amendment.

C.                                    The Company and Employee desire to further amend the Employment Agreement as set forth herein with all terms to be effective as of July 1, 2014.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows as of July 1, 2014 (the “Effective Date”), unless otherwise specified below:

1.                                      Section 1(a) of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

(a)                                 Position. Employee shall serve as President and Chief Commercial Officer of the Company.  In this position Employee shall have the duties and authority as set forth on Exhibit A attached hereto.  Employee shall report directly to the Chief Executive Officer of the Company.  Employee shall resign as a member of the Board of Directors of the Company as of the Effective Date.

2.                                      Sections 2(a) and 2(b) of the Employment Agreement are hereby deleted in their entirety and the following shall be inserted in lieu thereof:

(a)                                 Salary.  The Company shall pay Employee as compensation for his services a base salary at a gross annual rate of $350,000.00. Such salary shall be effective as of January 1, 2014.  On September 15, 2014, the Company shall make a lump payment to Employee in the amount of $33,333.33, reduced by applicable taxes, which represents the differential in Employee’s base salary paid from January 1, 2014 through August 31, 2014 at an annual gross rate of $300,000.00 and the base salary he would have earned during those months at an annual gross rate of $350,000.00.  Employee’s base salary shall be adjusted on an annual basis by the Board of Directors and payable in accordance with the Company’s standard payroll procedures.  (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation”).

(b)                                 Bonus.  Employee shall remain eligible to earn an annual bonus in a target amount of forty percent (40%) of Employee’s Base Compensation (“Annual Bonus”), provided that effective July 1, 2014, subject to the achievement, as determined by the Board or a duly authorized committee thereof, of financial targets each year of at least 10% greater than the financial plan approved by the Board, Employee shall be eligible to earn an accelerated Annual Bonus in an amount equal to 1.5 times the Annual Bonus (which would result in a target bonus of sixty percent (60%) of Employee’s Base Compensation for any such year).  If Employee leaves the employ of the Company prior to payment of any Annual Bonus, for any reason other than Employee’s death, termination by the Company without Cause or Employee’s resignation following a Constructive Termination, collectively, a “Bonus Eligible Termination”), Employee will not be eligible for an Annual Bonus, pro-rated or otherwise.  In the event of a Bonus Eligible Termination, provided that Employee or Employee’s estate complies with the provisions of Section 5(a) below within thirty (30) days after the Bonus Eligible Termination date, Employee or his estate will be entitled to receive the Annual Bonus, if any, earned in connection with completion of the fiscal year prior to the Bonus Eligible Termination that would have been payable to Executive under this Section 3(b) had Employee remained an employee of the Company through the Annual Bonus payment date for that fiscal year. The Annual Bonus earned for any given year will be paid to Employee on the date on which annual bonuses are paid to all other senior executives of the Company, but in no event later than March 15 of the year following the year in which Employee’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4).

3.                                      A new Section 2(g) is added to the Employment Agreement that provides as follows:

(g)                                  2014 Stock Option Grants.

(i)                                     Time-Based Vesting Option.  Subject to approval of the Board or a duly authorized committee thereof, Employee will be issued an option (the “Time-Based Vesting Option”) to purchase 952,965 shares of the Company’s common stock pursuant and subject to the Company’s 2006 Stock Option Plan (“Plan”) and the Company’s standard form of Stock Option Agreement between Employee and the Company.  Subject to the approval of the Board or a designated committee thereof, the Option will vest and become exercisable in equal 1/48th installments at the end of each month following January 1, 2014, subject to Employee’s Continuous Status as an Employee, Consultant or Non-Employee Director (as defined in Section 9(b) of the Plan) with the Company on such dates.  The Time-Based Vesting Option will be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant, based on a third party valuation report approved by the Board.

(ii)                                  Performance-Based Vesting Option.  Subject to approval of the Board or a duly authorized committee thereof, Employee will be issued a second option (the “Performance-Based Vesting Option”, and together with the Time-Based Vesting Option, the “New Options”) to purchase 476,483 shares of the Company’s common stock pursuant and subject to the Plan and the Company’s standard form of Stock Option Agreement between Employee and the Company.  Subject to the approval of the Board or a designated committee thereof, the Performance-Based Vesting Option will vest and become exercisable according to the following schedule: following achievement and approval by the Board of the first Bonus Accelerator (for calendar year 2014) (as set forth on Exhibit B attached hereto), 100% of the Performance-Based Vesting Option shares will vest in equal 1/48th installments at the end of each month commencing after the above-referenced Board approval of the first Bonus Accelerator (e.g., beginning in January 2015) and continuing over the following four (4) years subject to Employee’s Continuous Status as an Employee, Consultant or Non-Employee Director with the Company on such dates.  If the 2014 Bonus Accelerator is not achieved but a subsequent year Bonus Accelerator (e.g. for calendar year 2015) is achieved and approved by the Board, then 100% of the Performance-Based Vesting Option shares will begin to vest in equal 1/48th installments at the end of each month commencing after the above-referenced Board approval (e.g. beginning in January 2016) and continuing over the following four (4) years subject to Employee’s Continuous Status as an Employee, Consultant or Non-Employee Director with the Company on such dates.  In the event that no Bonus Accelerator is achieved by December 31, 2017, the Performance-Based Vesting Option shall expire in its entirety on that date.  The Performance-Based Vesting Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code and will have an exercise price per share based upon the fair market value of the Company’s common stock on the date of grant, based on a third party valuation report approved by the Board.

(iii)                               Vesting Acceleration of the New Options.  Notwithstanding the vesting terms described above, the New Options shall be eligible for the vesting acceleration benefits set forth in Section 2(f)(iv)(1) of this Agreement.  For the avoidance of doubt, the New Options shall not be eligible for any other vesting acceleration benefits.

4.                                      Section 5(d) of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

(d)                                 Definition of “Constructive Termination.”  For all purposes under this Agreement, on or before December 1, 2014, Constructive Termination shall mean the voluntary resignation of Employee as a result of the Company replacing him as Chief Executive Officer.  After December 1, 2014, Constructive Termination shall mean the voluntary resignation of Employee occurring within ninety days following the occurrence of any of the following actions or events without the Employee’s prior written consent:

(i)                                     A material reduction in the nature or scope of the Employee’s responsibilities, duties and/or authority; provided, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the Employee’s responsibilities, duties and/or or authority are materially reduced;

(ii)                                  A material reduction in the Employee’s then-current Base Compensation, which the Company and the Company agree is at least 10% of the Employee’s then-current Base Salary; provided, that a reduction in Base Salary shall not be grounds for a “Constructive Termination” to the extent that the salary reduction is made as part of a broader salary reduction program of the Company affecting a majority of similarly situated employees; or

(iv)                              Receipt of notice from Company that the Employee’s principal workplace will be relocated by more than 50 miles without reasonable compensation for any resulting increase in travel expenses, or the act of such relocation;

provided, that any such event described above shall not constitute grounds for Constructive Termination unless the Employee delivers to the Company written notice within ninety (90) days after the first occurrence of the event giving rise to grounds for Constructive Termination setting forth the basis for his resignation, within thirty (30) days following the receipt of such notice the Company has failed to reasonably cure the circumstances giving rise to grounds for Constructive Termination, and the Employee terminates his employment within thirty (30) days following the end of the cure period.”

5.                                      A new Section 10 is added to the Agreement that provides as follows:

10.                               Constructive Termination on or before December 1, 2014.  In the event that Employee voluntarily resigns following a Constructive Termination on or before December 1, 2014, as result of the Company replacing him as Chief Executive Officer, the following provisions shall apply in connection with the severance benefits to be provided to Employee under this Agreement and/or under the terms of stock option agreements issued to Employee (the “Stock Option Agreements”): 1) Employee’s Base Compensation for purposes of determining the severance benefit under Section 5(b) shall be determined on the basis of a Base Compensation of $300,000.00; and 2) any stock option vesting acceleration provisions set forth in this Agreement or in the Stock Option Agreements shall not apply to the New Options.  For the avoidance of doubt, in the event of a Termination Event after December 1, 2014, the provisions set forth in Section 5(b) shall apply.

6.                                      A new Section 11 is added to the Agreement that provides as follows:

11.                               Compliance with Code Section 409A.  It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance benefits, expense reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment.  Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon Separation From Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of this Agreement), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s Separation From Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement.  No interest shall be due on any amounts so deferred.

7.                                      Except as herein modified and amended, all the terms and conditions of the Employment Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Employment Agreement, except as otherwise specifically set forth herein.  This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

8.                                      This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).

9.                                      This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  A facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

THE COMPANY:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By:	/s/ Todd Newton
Todd Newton, Chief Executive Officer

EMPLOYEE:

/s/ Dennis L. McWilliams
Dennis L. McWilliams, individually

SCHEDULE A

Listing of Options Granted to Dennis L. McWilliams, excluding “New Options” as granted within this amendment and any common or preferred stock held:

Grant Date	Number of Options	Exercise Price
10/1/2007	500,000	$0.10
4/27/2012	1,910,000	$0.12

EXHIBIT A

Job Description

Job Title:                                                                  President - Chief Commercial Officer

Reports To:                                                      CEO

Summary:                    The Chief Commercial Officer is responsible for successfully managing the Company’s bariatric surgical product line so that it meets the Company’s goals for profitability and revenue.  Managing this vital product line means:  developing long and short term strategic marketing plans; formulating and then executing a product plan consistent within the Company’s strategic plan; and, fostering relationships in the healthcare community to ensure that plans for extending the product line meets the needs of the Company’s targeted customers, physicians and patients.

Essential Duties and Responsibilities include but are not limited to:

•                              Develop long and short term strategic marketing plans.

•                              Liaison and develop close working relationship with R&D, RA/QA, Clinical and Marketing organizations to effectuate the development and timely introduction of new products as identified by the product development plan.

•                              Supervise the management of the sales and marketing organizations.

•                              Achieve or exceed revenue forecasts and sales and marketing operating profit contribution targets that are required of the product line by the annual Board Budget.

•                              Gather information concerning future trends, forecasting, and competitive forces and develop plans to optimize the product line.

•                              Build the Company profile and relationship with key opinion leaders and members of the product line’s scientific advisory board.

•                              Identify and screen acquisition targets that could contribute to the Company’s goals.

•                              Create marketing and sales department budgets and define annual goals for sales and marketing direct reports.

•                              Ensure that all responsibilities of this position are conducted in accordance with the Company’s Code of Conduct and other applicable Company policies.

Supervisory Responsibilities:	Vice President — US Sales; Vice President — US Marketing; Vice President — OUS Sales.

EXHIBIT B

The Bonus Accelerator for calendar years 2014 — 2017 shall be determined on the basis of net operating income achieved by the Company in each year as follows:

2014: $14,500,000

2015: $21,100,000

2016: $34,300,000

2017: $36,100,000

The final determination of net operating income for each of the above stated years shall be made by the Board of Directors in its sole discretion, after completion of the relevant calendar year and after review of the Company’s audited financial statements.

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT FOR DENNIS MCWILLIAMS

This Third Amendment to Employment Agreement (this “Amendment”) is made and entered into by and between Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), and Dennis L. McWilliams (“Employee”).

RECITALS

A.            The Company and Employee entered into that certain Employment Agreement, effective September 1, 2005, a First Amendment to the Employment Agreement effective September 16, 2007, and a Second Amendment to the Employment Agreement effective July 1, 2014 (collectively, the “Employment Agreement”).  Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Employment Agreement.

B.            Exhibit B of the Employment Agreement sets forth certain Bonus Accelerators that govern the vesting of the Performance-Based Vesting Option granted to Employee by the Company’s Board of Directors (the “Board”) on July 8, 2014.  On May 19, 2016, the Compensation Committee of the Board approved certain amendments to Exhibit B of the Employment Agreement.

C.            The Company and Employee desire to further amend the Employment Agreement as set forth herein with all terms to be effective as of May 19, 2016.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Exhibit B of the Employment Agreement is hereby revised and replaced in its entirety as set forth on Exhibit A attached hereto.

2.             Except as herein modified and amended, all the terms and conditions of the Employment Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Employment Agreement, except as otherwise specifically set forth herein.  This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

3.             This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).

4.             This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  A facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE COMPANY:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By:	/s/ Todd Newton
Todd Newton, Chief Executive Officer

EMPLOYEE:

Dennis L. McWilliams
Dennis L. McWilliams, individually

EXHIBIT A

EXHIBIT B TO EMPLOYMENT AGREEMENT

The Bonus Accelerator for calendar years 2016 — 2017 shall be determined on the basis of the Company’s achievement of 110% of the global revenue and EBITDA targets for each of such years approved by the Board of Directors.

The final determination of global revenue and EBITDA for each of the above stated years shall be made by the Board of Directors in its sole discretion, after completion of the relevant calendar year and after review of the Company’s audited financial statements.